Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 600 17th Street, Suite 1600 North Denver, CO 80202-4444

Company contact:
Jonathan Bloomfield
Executive Vice President and CFO
(303) 565-4600
jbloomfield@teton-energy.com
www.teton-energy.com

Teton Energy Corporation Receives
Delisting Determination Notice from NASDAQ

DENVER, November 12, 2009 /PRNewswire/ -- Teton Energy Corporation (“Teton”) (Nasdaq: TEC) today announced that on November 9, 2009 it received written notice from the Listing Qualifications department of The NASDAQ Stock Market that Teton’s securities will be delisted from the NASDAQ Capital Market.  The Notice states that trading of Teton’s common stock will be suspended at the opening of business on November 18, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove Teton’s securities from listing and registration on NASDAQ.

According to the Notice, the NASDAQ Staff’s determination to delist Teton’s securities from NASDAQ was based on (a) Teton’s announcement on November 9, 2009 that it had filed for protection under Chapter 11 of the United States Bankruptcy Code on November 8, 2009, and the associated public interest concerns raised by such bankruptcy filing, (b) concerns regarding the residual equity interest of the existing listed securities holders, and (c) concerns about Teton’s ability to sustain compliance with all requirements for continued listing on NASDAQ.  The Notice also noted that on September 16, 2009, the Staff had notified Teton that the bid price of its common stock had closed below $1 per share for 30 consecutive trading days, and accordingly, that it did not comply with Listing Rule 5550(a)(2). Teton was provided a grace period of 180 calendar days, or until March 15, 2010, to regain compliance.

Teton may appeal the Staff’s determination to a Panel pursuant to the procedures set forth in NASDAQ Listing Rule 5800 Series.  The appeal hearing request must be received by the Hearings Department by November 16, 2009.  The hearing request would stay the suspension of Teton’s securities and the filing of the Form 25-NSE pending the Panel’s decision.  Teton does not at this time intend to take any action to appeal the Staff’s determination and therefore it is expected that Teton’s securities will be delisted from NASDAQ on November 18, 2009.

If Teton does not appeal the Staff’s determination to the Panel, Teton’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” Teton’s securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared.

Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company's current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, eastern Denver-Julesburg Basin in Colorado and the Big Horn Basin in Wyoming. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company's website at www.teton-energy.com.

Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton's and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, Teton’s inability to continue business operations during the Chapter 11 proceeding; Teton’s ability to obtain court approval of the plan of reorganization and various other motions it filed as part of the Chapter 11 proceeding; Teton’s ability to consummate the plan of reorganization as currently planned; risks associated with third party motions in the Chapter 11 proceeding which may interfere with Teton’s reorganization as currently planned; Teton’s ability to seek, obtain and approve a higher or better offer as the winning bid in the bankruptcy court auction process; Teton’s ability to close the Plan Sponsorship Agreement, whether with the proposed purchaser or an offer from a higher and better bid; the potential adverse effects of the Chapter 11 proceeding on Teton’s liquidity and results of operations; Teton’s ability to retain and motivate key executives and other necessary personnel while seeking to implement its plan of reorganization; market conditions; oil and gas price volatility; uncertainties inherent in oil and gas production operations and estimating reserves; unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. More information about potential factors that could affect the Company's operating and financial results are included in Teton's Annual Report on Form 10-K for the year ended December 31, 2008. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge upon request from the Company.